Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated January 31, 2005, except for Note 15, as to which date is December 13, 2005, relating to the consolidated financial statements of Coastal Security Company and its Subsidiary, as of December 31, 2004 and 2003, by Devcon International Corp. as part of this Form 8-K.

Goldstein Schechter Price Lucas Horwitz & Co. P.A.

/s/ Goldstein Schechter Price Lucas Horwitz & Co. P.A.

Coral Gables, Florida

January 26, 2006